UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

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VIGIL NEUROSCIENCE, INC.

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EMPLOYEE FAQS: SANOFI-VIGIL MERGER AGREEMENT

May 21, 2025

This document is intended to provide answers to many of the questions you may have about the proposed merger between Sanofi and Vigil. Today’s announcement is just the first step in the process. While we may not have all the answers immediately, we are committed to being as transparent and timely as possible in our communications throughout this process.

Key Takeaways

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Sanofi is an innovative global healthcare company, dedicated to transforming the practice of medicine by working to turn the impossible into the possible. Vigil’s focus on developing treatments for both rare and common neurodegenerative diseases fits with Sanofi’s strategic focus on neurology and on advancing science and leveraging our expertise to solve areas of critical unmet need. TREM2, in particular, represents a compelling target at the intersection of immune dysregulation and neurodegeneration, and we believe that becoming part of the Sanofi family will allow us to fully unlock the full potential of our small molecule TREM2 agonist program and discovery pipeline.

•

Given Vigil’s progress in developing innovative TREM2-based therapeutics and the current business environment, the timing was right for this transaction because we can leverage Sanofi’s teams, resources, broad platform and far-reaching network. We believe this transaction establishes a strong path to enable Vigil’s innovative research and programs that we have worked so hard on to ultimately reach and positively impact patients.

I. Agreement

1.	What was announced?

Vigil entered into a definitive merger agreement to be acquired by Sanofi for a proposed upfront payment of $8.00 per share of common stock in cash. Vigil stockholders will also receive a non-tradeable contingent value right (“CVR”) entitling holders to potentially receive an additional $2.00 per share in cash, payable following the first commercial sale of VG-3927 within the specified period, subject to the terms and conditions contained in a contingent value rights agreement detailing the terms of the CVRs. VGL101 is not being acquired by Sanofi; instead this program is being returned to Amgen prior to the closing of the transaction.

Sanofi is an innovative global healthcare company, driven by one purpose: to chase the miracles of science to improve people’s lives. Sanofi’s team, across the world, is dedicated to transforming the practice of medicine by working to turn the impossible into the possible. Sanofi provides potentially life-changing treatment options and life-saving vaccine protection to millions of people globally, while putting sustainability and social responsibility at the center of their ambitions.

While we are excited to announce this transaction today, today is just the first step – there are a number of approvals required and conditions that must be satisfied before the transaction is completed, which we expect to happen in the third quarter of 2025. Until the transaction closes, we will continue to operate as two separate, independent companies.

2.	How will this transaction benefit our business? Is this a good strategic outcome? Why is this the best outcome for Vigil’s future?

We believe this was the best deal for Vigil at this time. This proposed acquisition is evidence of the value that Vigil and each of you have created. Your commitment to our mission is why we are here today. We are confident that this transaction will maximize value for our stakeholders and best enable bringing our product candidates through development and commercialization. This transaction is the outcome of a thorough review process overseen by the Vigil Board of Directors. Additional details will be provided in a proxy statement on Schedule 14A relating to a special meeting of our stockholders, which will be filed with the SEC in due course.

3.	What does this transaction mean for our patients/clinical trial participants?

From a day-to-day perspective, we expect to continue to serve our patients in the same way we do now.

4.	What are the next steps?

We expect the transaction to close in the third quarter of 2025 subject to regulatory approvals, Vigil stockholder approval, and other closing conditions customary for such a transaction. Following the Phase 2 IGNITE data readout, VGL101 will be returned to Amgen, which is also a condition to the transaction closing. Until the closing of the transaction, Sanofi and Vigil will continue to operate as separate, independent companies. We will share more about the post-closing plan as appropriate as we progress the plans with the Sanofi team and work towards closing of the merger.

5.	Is stockholder approval required in order for this transaction to be completed?

The transaction is subject to the approval of Vigil’s stockholders and completion of the return of VGL101 to Amgen, as well as the receipt of applicable regulatory approvals and other customary closing conditions. The merger will be effected following receipt of Vigil’s stockholder approval and satisfaction or waiver of the other closing conditions.

6.	How will stockholders vote?

Vigil’s stockholders will be invited to attend a special meeting where they will be asked to consider and vote on a proposal to adopt the merger agreement by submitting a signed proxy card. The affirmative vote of the holders of a majority of the issued and outstanding shares of Vigil’s common stock as of the record date is required to approve the merger proposal. Additional details about this special stockholder meeting will be shared at a later date.

7.	What happens if the merger agreement does not have the requisite stockholder votes?

If the merger agreement does not receive the requisite stockholder vote, Vigil’s stockholders will not receive any payment for their shares, and the proposed merger will not take effect.

8.	What resources and communications are available to me through the period until close?

We are committed to being as transparent and timely as possible in our communications throughout this process, keeping in mind that there are limitations inherent in the process. We will continue to provide relevant updates as we are able between now and closing.

9.	How can you be confident that integration will go smoothly?

Today’s announcement is just the first step in the process, so, while we do not have all the answers, we are committed to keeping everyone updated as appropriate as we work on closing the transaction. Sanofi shares our goal of making a positive impact for patients and we have a shared goal to make this a reality as quickly as possible.

II. Employee Benefits

10.	Will we keep our jobs? When will we know for sure?

Many decisions have not yet been made and we are committed to providing updates as we have more information. In the meantime, the best way you can help is by staying focused on your day-to-day responsibilities. We recognize you have questions we cannot answer today; we are committed to communicating frequently and with transparency as appropriate.

11.	Will we receive severance pay if we lose our jobs?

Vigil will be permitted to adopt a severance plan for certain employees which will provide that if an eligible employee is terminated without cause prior to the first anniversary of the closing, such terminated employee will be eligible to receive certain severance payments, subject to such terminated employee’s execution and non-revocation of a general waiver and release of claims. The details of the severance plan have not been finalized. We recognize that this is an important question, and we are committed to providing clarity as soon as more details become available. As we have previously stated, today’s announcement is just the beginning of this process, and while we may not have all the answers immediately, we will continue to share updates throughout this process as appropriate. As we move forward, we appreciate everyone’s continued focus and commitment to their roles, which will help ensure a smooth transition for all.

12.	How does this transaction impact my pay and benefits before and after closing?

Until the transaction closes, Sanofi and Vigil remain separate companies, and we will continue to operate as such. Until closing, which is expected to take place this calendar year, your pay and benefits are not expected to change. It is our expectation that overall compensation and benefits will remain broadly similar after closing.

13.	What happens to the 401(k) plan and my contributions at close?

You may continue to contribute to your 401(k) account prior to the closing. You will receive additional information regarding the 401(k) plan at a later date.

14.	What happens to our health plans?

Your health benefits (such as medical and dental) will continue uninterrupted through closing. Any decisions regarding potential changes to benefits post-closing will be finalized during the integration planning process and will be communicated as soon as we are able.

15.	What happens to any Vigil shares I hold?

For employees who hold common stock of Vigil, upon closing of the transaction following all required steps and approvals, you will have the right to receive $8.00 per share in cash for each share of common stock. In addition, stockholders will have the right to receive a non-tradeable CVR for each share of common stock, which entitles Vigil stockholders to potentially receive an additional $2.00 per share of common stock in cash, payable upon the first commercial sale of VG-3927 within a specified period, in each case, subject to the terms and conditions contained in a contingent value rights agreement detailing the terms of the CVRs.

16.	What is a CVR? What does the CVR component of the purchase price mean for me? When will I receive the CVR payments?

A contingent value right, or CVR, allows stockholders to have the right to receive additional payment if a certain event occurs. As a stockholder in Vigil, the CVR will allow you to participate in the opportunity for an additional $2.00 per share in cash, conditioned upon the first commercial sale of VG-3927 within the specified period.

17.	What happens to my stock options?

Each option to purchase a share of Vigil common stock (each, an “Option”) outstanding and unexercised as of immediately prior to the effective time of the transaction will be treated as follows:

•	Each Option, to the extent unvested, will accelerate and become fully vested and exercisable effective immediately prior to the effective time of the transaction.

•

At the closing, each Option that has a per share exercise price that is less than $8.00 per share will be cancelled and converted into the right to receive (A) an amount in cash equal to the product of (1) the total number of shares of common stock subject to the Option, multiplied by (2) the excess of $8.00 over the per share exercise price of such Option, and (B) one CVR for each share of common stock with respect to the Option (as described in question 15), in each case, without interest and less applicable tax withholdings.

•

Each Option that has a per share exercise price that is equal to or greater than $8.00 (but less than $10.00) will be cancelled and converted into, for each share of common stock underlying such Option, the right to receive one CVR, except that if the milestone is achieved in respect of a CVR, the cash amount to be paid to such option holder will be an amount equal to: (a) $10.00 per share minus (b) the per share exercise price of such Option (which amount shall not exceed $2.00 in total), subject to applicable tax withholdings.

•	Each Option that has a per share exercise price that is equal to or more than $10.00 will be cancelled for no consideration at the effective time of the transaction.

18.	Can I exercise my vested Vigil options before closing?

Yes, you may cash exercise your vested options prior to closing. However, in order to facilitate closing of the transaction, it is anticipated that there will be a freeze on option exercises for a period of time immediately prior to the closing. Further details regarding the freeze on option exercises will be communicated to you once they have been determined.

19.	Can I sell my shares that I hold prior to the transaction closing?

Yes, subject to our insider trading policy, applicable law and restrictions for employees working on the transaction. If you have any questions about trading, please contact Legal.

20.	Who should I contact with my stock-related questions?

Feel free to contact Brenda Duane (HR) or Michael Cohen (Legal) with any stock-related questions.

III. Integration and Impact

21.	When can we expect more information on the transaction? What should I expect for the integration?

Please keep in mind that today is just day one and there are many decisions still to be made. Due to legal restrictions and guidelines, including securities and antitrust laws and regulations that govern this transaction, we are restricted from implementing any integration plans until the transaction closes. As we now work towards closing the transaction, we will assemble an integration planning team with representatives from both Sanofi and Vigil and begin the integration planning process. We will communicate more information as we are able and progress towards closing the transaction. Remember, until the transaction closes, we will and must continue to operate as two separate, independent companies. Please also remember your confidentiality obligations to Vigil remain in place and apply to information concerning the transaction.

22.	Does Sanofi intend to maintain or close Vigil’s Watertown, MA location?

Until the closing of the transaction, which is expected to occur in the third quarter of 2025, it remains business as usual and our headquarters in Watertown, Massachusetts. will remain open. We do not know all the plans yet, but we will be working with Sanofi on the integration planning process and understanding their vision for Vigil.

23.	Will my reporting structure, roles and responsibilities change prior to the closing?

Until the transaction closes, it is business as usual and we do not anticipate any changes to ongoing operations or job functions and employees will continue to report to their respective managers. We will continue to operate as an independent company until close, and it is important that we all remain focused on our ongoing business priorities. If there are changes to reporting structures prior to closing, it will be determined as part of normal business operations and not related to the transaction.

24.	What should employees do between now and closing?

Until the transaction closes, which we expect to occur in the third quarter of 2025, Sanofi and Vigil remain separate and independent companies. It is imperative that we continue business as usual during this time of transition and continue to focus on our day-to-day responsibilities. Nothing should change in our commitment to move our programs forward to deliver for patients as quicky as possible. Looking ahead, as we get closer to closing, some duties and responsibilities may vary in light of the pending transaction, including work to navigate how Sanofi and Vigil can best work together in the future. Interactions between Sanofi and Vigil will be limited to their leadership and integration planning teams as directed by the Vigil executive team. There should be no communication at the program or project levels until the closing of the transaction.

25.	Will the leadership team change or leave before the closing of the transaction? What about post-closing?

While we are announcing this transaction today, between now and closing Vigil remains a separate, independent company and it remains business as usual. The leadership team remains in place, and we are counting on everyone to stay focused on their day-to-day work. Beyond this, please keep in mind that today is just day one and there are many decisions still to be made. The organizational structure will be reviewed as part of the integration planning process. We are committed to transparency and will share more information as we are able and appropriate.

26.	How should we proceed with executing contracts?

Before proceeding with any contractual arrangements, please discuss with your manager and it may need to be cleared with the Vigil executive team. If approved, we will follow our existing process.

27.	Will we be hiring during this period?

We remain focused on executing on our business priorities and recognize the need to support our corporate objectives, however, we do not intend to add additional positions at this time (in line with our already existing business plan). We will continue to monitor and make decisions in the ordinary course if the business requires additional resources.

IV. Communication

28.	Can I talk to my external vendors, consultants, business partners, etc.? Do they know about the proposed transaction? What should I tell them?

We issued a press release announcing this transaction publicly. Should you receive inquiries from business partners, please emphasize that it is business as usual and Vigil remains a separate, independent company until the transaction closes, which is expected to occur in the third quarter of 2025. Please do not speculate or, under any circumstances, disclose non-public information concerning the transaction.

You can tell them that until the transaction closes, Vigil remains an independent company and we are continuing to work with them and support them as usual.

29.	What if I am approached by the media or investors?

If you are contacted by the media/investors or have a social media policy question, please follow our communications guidelines by reaching out to Corporate Communications and Investor Relations.

30.	What can I say to my family and friends?

Only publicly available information can be shared. As always, information that has not been made public needs to remain proprietary within Vigil. The public announcement is available on Vigil’s Investor Relations website.

31.	If I have additional questions, who can I ask?

Please contact your respective leaders if you have further questions. We are committed to keeping you informed as we have updates to share.

Forward Looking Statements

This communication includes certain disclosures that contain express or implied forward-looking statements related to Sanofi, Vigil and the acquisition of Vigil by Sanofi that are made pursuant to the safe harbor provisions of the federal securities laws, including, without limitation, express or implied forward-looking statements regarding: Vigil’s strategy, business plans and focus; the potential therapeutic benefit of the Company’s product candidates, including iluzanebart and VG-3927; the return of VGL101 to Amgen (the “VGL101 Return”); the progress and timing of the clinical development of Vigil’s product candidates and programs; beliefs about observations made analyzing preclinical study and clinical trial data to date; and the future operations and performance of Sanofi and Vigil. All statements other than statements of historical fact are statements that could be deemed forward-looking statements, including all statements regarding the intent, belief or current expectation of the companies and members of their senior management teams. Words such as “will,” “could,” “would,” “should,” “expect,” “plan,” “anticipate,” “intend,” “believe,” “estimate,” “predict,” “project,” “potential,” “continue,” “target,” variations of such words, and similar expressions are intended to identify such forward-looking statements, although not all forward-looking statements contain these identifying words. Examples of such forward-looking statements include, but are not limited to, express or implied:

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statements regarding the transaction and related matters, expected timelines for completing the transaction, prospective performance and opportunities, post-closing operations and the outlook for the companies’ businesses;

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statements of targets, plans, objectives or goals for future operations, including those related to Sanofi’s and Vigil’s products, potential therapeutic benefit, product research, product development, product introductions and product approvals as well as cooperation in relation thereto;

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statements containing projections of or targets for revenues, costs, income (or loss), earnings per share, capital expenditures, dividends, capital structure, net financials and other financial measures;

•	statements regarding future economic performance, future actions and outcomes of any potential future legal proceedings; and

•	statements regarding the assumptions underlying or relating to such statements.

These statements are based on current beliefs, judgments and assumptions based upon information currently available to Sanofi and Vigil management and utilized to develop plans, estimates and projections. By their very nature, forward-looking statements involve inherent risks and uncertainties, both general and specific. Sanofi and Vigil each caution that a number of important factors, including those described in this document, could cause actual results to differ materially from those contemplated in any forward-looking statements.

Factors that may affect future results and may cause these forward-looking statements to be inaccurate include, but are not limited to: the occurrence of any event, change or other circumstance that could give rise to the termination of the transaction; the possibility that competing offers will be made; the possibility that various closing conditions for the transaction may not be satisfied or waived, including that a governmental entity may prohibit, delay or refuse to grant approval for the consummation of the transaction (or only grant approval subject to adverse conditions or limitations) or the receipt of the requisite approval of Vigil’s stockholders; the possibility that the proposed transaction may not be completed in the time frame expected by Sanofi and Vigil, or at all; the possibility that the VGL101 Return may not be completed in the anticipated time frame or at all; failure to realize the anticipated benefits of the proposed transaction in the time frame expected, or at all; the effects of the transaction on relationships with employees, other business partners or governmental entities; potential adverse reactions or changes to business relationships resulting from the announcement or completion of the proposed transaction; significant or unexpected costs, charges or expenses resulting from the proposed transaction; negative effects of this announcement or the consummation of the proposed transaction on the market price of Sanofi’s shares or Vigil’s common stock and/or Sanofi’s or Vigil’s operating results; potential difficulties in employee retention as a result of the announcement and pendency of the proposed transaction; the difficulty of predicting the timing or outcome of regulatory approvals or actions; the risks related to non-achievement of the CVR milestone and that holders of the CVRs will not receive payments in respect of the CVRs; other business effects, including the effects of industry, economic or political conditions outside of Vigil’s or Sanofi’s control; potentially significant political, trade or regulatory developments and other circumstances beyond Vigil’s control, including government shutdowns, layoffs, voluntary resignations and reorganizations, new legislation and executive orders, trade disputes and tariffs; transaction costs; actual or contingent liabilities; risk of litigation and/or regulatory actions related to the proposed transaction; the outcome of any legal proceedings that may be instituted against the parties and others related to the proposed transaction; adverse impacts on business, operating results or financial condition in the future due to pandemics, epidemics or outbreaks and their impact on Sanofi’s and Vigil’s respective businesses, operations, supply chain, patient enrollment and retention, clinical trials, strategy, goals and anticipated milestone; government-mandated or market-driven price decreases for Sanofi’s or Vigil’s products; introduction of competing products; reliance on information technology; Sanofi’s or Vigil’s ability to successfully market current and new products; Sanofi’s, Vigil’s and their collaborators’ ability to continue to conduct research and clinical programs; Vigil’s ability to successfully demonstrate the efficacy and safety of its product candidates, the therapeutic potential of its product candidates and the preclinical or clinical results for its product candidates, which may not support further development of such product candidates; comments, feedback and actions of regulatory agencies; exposure to product liability and legal proceedings and investigations; and other risks and uncertainties detailed from time to time in Vigil’s periodic reports filed with the U.S. Securities and Exchange Commission (the “SEC”) and Vigil’s other filings with the SEC.

Any forward-looking statements speak only as of the date of this communication and are made based on the current beliefs, judgments and assumptions based upon information currently available to Sanofi’s and Vigil’s management. Forward-looking statements contained in this announcement are made as of this date, and Sanofi and Vigil undertake no duty to update such information except as required under applicable law. Readers should not rely upon the information on this page as current or accurate after its publication date.

Additional Information And Where To Find It

In connection with the proposed transaction between Vigil and Sanofi, Vigil will file with the SEC a proxy statement on Schedule 14A (the “Proxy Statement”) relating to a special meeting of its stockholders. Additionally, Vigil may file other relevant materials with the SEC in connection with the proposed transaction. VIGIL’S STOCKHOLDERS AND OTHER INVESTORS ARE URGED TO READ THE PROXY STATEMENT AND ANY OTHER RELEVANT MATERIALS FILED OR THAT WILL BE FILED WITH THE SEC, AS WELL AS ANY AMENDMENTS OR SUPPLEMENTS TO THESE MATERIALS AND DOCUMENTS INCORPORATED BY REFERENCE THEREIN, CAREFULLY AND IN THEIR ENTIRETY WHEN THEY BECOME AVAILABLE BECAUSE THEY CONTAIN OR WILL CONTAIN IMPORTANT INFORMATION ABOUT THE PROPOSED TRANSACTION AND RELATED MATTERS. The definitive Proxy Statement will be mailed or otherwise made available to Vigil’s securityholders. Investors and securityholders will be able to obtain a copy of the Proxy Statement as well as other filings containing information about the proposed transaction that are filed by Vigil or Sanofi with the SEC, free of charge on EDGAR at www.sec.gov.

Participants in the Solicitation

Vigil and certain of its directors and executive officers may be deemed to be participants in the solicitation of proxies from the stockholders of Vigil in respect of the proposed transaction and any other matters to be voted on at the special meeting. Information about Vigil’s directors and executive officers, including a description of their interests, by security holdings or otherwise, in the proposed transaction will be included in the Proxy Statement. Vigil stockholders may obtain additional information regarding the participants in the solicitation of proxies in connection with the proposed transaction by reading the Proxy Statement and any other relevant documents that are filed or will be filed with the SEC relating to the proposed transaction. You may obtain free copies of these document using the sources indicated above.

Internet Posting of Information

Vigil routinely posts information that may be important to investors in the “Investors” section of its website at https://www.vigilneuro.com. The Company encourages investors and potential investors to consult its website regularly for important information about Vigil.